EXHIBIT 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP REPORTS FORMATION OF MASLAND HOSPITALITY

CHATTANOOGA, Tenn. (November 24, 2014) - The Dixie Group (NASDAQ:DXYN) is pleased to announce the formation of Masland Hospitality. The new business will be led by Elizabeth Moore, Vice President of Masland Hospitality.

With Dixie’s recent acquisition of the assets of Burtco, LLC, a comprehensive offering of products will be available from Masland for the Hospitality market. The product portfolio will include large scale public space patterns utilizing CYP technology, a complete guest room offering, modular carpet and the most extensive area rug capabilities in the industry.

In addition, The Dixie Group announces they are proceeding with the termination of its agreements with Desso BV as a result of a change in control of Desso.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Atlas Carpet Mills, Masland Contract, and Avant brands.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to

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